Exhibit 10.1

CONVERTED AWARD AGREEMENT

This Converted Award Agreement (“Agreement”) is effective as of July 20, 2018 and is between NuStar GP Holdings, LLC (the “Company”), NuStar GP, LLC (“NuStar GP”), NuStar Services Company LLC and                      (“Participant”), a participant in the NuStar GP Holdings, LLC Long-Term Incentive Plan, as the same may be amended (the “Plan”), pursuant to and subject to the provisions of the Plan. This Agreement supersedes any and all award agreements or amendments previously entered into between the Company and the Participant with respect to the NSH Phantom Units (as defined below) covered hereby. All capitalized terms contained in this Agreement shall have the same definitions as are set forth in the Plan unless otherwise defined herein.

RECITALS

WHEREAS, prior to the date hereof, Participant was granted certain awards of Phantom Units pursuant to the Plan represented by the awards described on Exhibit A hereto (the “NSH Phantom Units”);

WHEREAS, on February 7, 2018, NuStar Energy L.P. (the “Partnership”), Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (“Riverwalk”), NuStar GP, Marshall Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Merger Sub”), the Company and Riverwalk Holdings, LLC, a Delaware limited liability and a wholly owned subsidiary of the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub merged with and into the Company (the “Merger”) on July 20, 2018 (the “Effective Time”), with the Company surviving the Merger as a wholly owned subsidiary of the Partnership;

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, each award of NSH Phantom Units outstanding immediately prior to the Effective Time automatically converted, on the same terms and conditions as were applicable to such awards immediately prior to the Effective Time (except as set forth in this Agreement), into an award (each, a “Converted Award”) of phantom common units of the Partnership (“Restricted Units”);

WHEREAS, the number of Restricted Units subject to each such Converted Award has been determined by multiplying the number of NSH Phantom Units subject to each award immediately prior to the Effective Time by 0.55, with any resulting fractional Restricted Units rounded down to the nearest whole number and the Participant will be eligible to receive an amount in cash, without interest, at the time the Converted Award is settled equal to the Fair Market Value (as defined in the Plan, except that references in such definition to “Unit” shall mean a common unit of the Partnership) by the fraction of a Restricted Unit that would have been subject to the Converted Award but for such rounding; and

WHEREAS, NuStar GP, on behalf of the Partnership, assumed all of the obligations of the Company under the Plan and any agreements evidencing the grants of

NSH Phantom Units thereunder (as so converted to Restricted Units) and is required to deliver to each holder of an outstanding award of NSH Phantom Units previously granted under the Plan a new award agreement setting forth the terms of such individual’s award of Restricted Units.

NOW, THEREFORE, this Agreement evidences the terms governing each of the Converted Awards set forth on Exhibit A. Certain provisions applicable to this Agreement are set forth on Appendix A.

1.	Vesting. The Restricted Units subject to the Converted Awards are subject to the Restricted Periods as set forth on Exhibit A and will vest in accordance therewith. The Restricted Units subject to the Converted Awards may vest prior to the expiration of the Restricted Period, as set forth in the Plan or herein. Upon the vesting of each such Restricted Unit, Participant will be entitled to receive an unrestricted common unit of the Partnership (a “Partnership Unit”).

2.	Distribution Equivalent Rights. The Restricted Units subject to the Converted Awards are granted in tandem with an equal number of distribution equivalent rights (“DERs”). A DER is a right to receive an amount in cash from the Partnership or its designee equal to the distributions made by the Partnership with respect to a Partnership Unit, which was declared by the Partnership with a record date on or after the Effective Time and before the vesting of the tandem Restricted Unit or its forfeiture pursuant to this Agreement or the Plan.

3.	Settlement. The issuance of Partnership Units under a Converted Award shall be made on or as soon as reasonably practical following the applicable date of vesting, but in any event no later than the 60th day following the applicable date of vesting. Distributions with respect to DERs will be paid to Participant in cash as soon as reasonably practical following the date distributions are paid with respect to Partnership Units during the period such DERs are outstanding, but in all events no later than 60 days following the date related amounts are paid with respect to Partnership Units. Upon vesting or forfeiture of a Restricted Unit subject to a Converted Award, the related DER shall automatically and immediately terminate for no consideration, except that unpaid distributions with respect to DERs relating to distributions paid on Partnership Units with a record date on or after the Effective Time and prior to the date of such settlement (or forfeiture, as applicable) shall be paid no later than the 60th day following the date such pre-vesting/forfeiture distributions are paid with respect to Partnership Units. This Agreement and each Converted Award evidenced hereby are intended to comply with or otherwise be exempt from, and shall be administered consistently in all respects with, Section 409A of the Code and the regulations promulgated thereunder. If necessary in order to attempt to ensure such compliance, this Agreement may be reformed, to the extent possible, unilaterally by the Partnership consistent with guidance issued by the Internal Revenue Service. Participant agrees that the unrestricted Partnership Units to which Participant will be entitled in connection with the vesting of Restricted Units subject to a Converted Award may be issued in uncertificated form and recorded with the Partnership’s or its Affiliates’ service provider.

4.	Acceleration Events.

a.	Notwithstanding the foregoing or anything in Section 6(e)(ix) of the Plan to the contrary, if Participant becomes Disabled (as defined below) while employed by the Company or its Affiliates (including the Partnership) or Participant’s employment is terminated because of Participant’s death (such Disability or death, an “Acceleration Event”), then:

i.	if the Acceleration Event occurs within one year after the original grant date of the NSH Phantom Units to which the Restricted Units subject to a Converted Award are related (the “Grant Year”), then all then-outstanding Restricted Units and DERs shall automatically be forfeited for no consideration as of the close of business on the date of the Acceleration Event; and

ii.	if the Acceleration Event occurs after the last day of the Grant Year (any such later year, a “Post-Grant Year”), then

(A) a portion of the Restricted Units that remain unvested and outstanding on the date of the Acceleration Event shall automatically become vested, where such portion shall be equal to the product of:

(x) the percentage equal to the number of months of the Post-Grant Year elapsed prior to the date of the Acceleration Event; divided by the product of the number of Post-Grant Years remaining, inclusive of the Post-Grant Year in which the Acceleration Event occurs, multiplied by 12 months;

multiplied by:

(y) the number of unvested Restricted Units that would have vested had Participant remained continuously employed with the Company or an Affiliate thereof (including the Partnership) through the latest date on the vesting schedule in Section 1, and

(B) the remaining Restricted Units (and all DERs) shall automatically and immediately be forfeited for no consideration.

For illustration purposes only: In Year 1, 2,000 NSH Phantom Units were granted to a participant in November to vest in equal annual installments over a five year period beginning on the first anniversary of the date of grant. Those NSH Phantom Units were converted into 1,100 Restricted Units pursuant to the Merger Agreement. In Year 2, the participant dies with a last day of service of June 9. In this scenario, seven months of Year 2 have elapsed, so (x) is 15%, which is multiplied by (y), which is 880. The product of (x) and (y) is 132, and 132 of the 880 Restricted Units that were unvested on the date of death will vest with respect to the participant. The remaining 748 Restricted Units shall automatically be forfeited.

Original	Converted Restricted Units	Converted Restricted Unit Vesting					(x) Percent of Converted Restricted Units	(y) Unvested Converted Restricted	Pro- ration	Pro- Rated
Grant Date	Awarded	2019	2020	2021	2022	2023	Vesting	Units	Formula	Vesting
11/16/2018	1,100	220	220	220	220	220	7/48 = .15	880	.15 × 880	132

For purposes of this Agreement, “Disabled” or “Disability” means (i) the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the receipt of income replacements by Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, for a period of not less than three (3) months under the accident and health plan of the Company or an applicable Affiliate thereof (including the Partnership).

b.	The Award shall vest in full upon a Change of Control in accordance with Section 6(e)(vii) of the Plan, provided that in any circumstance or transaction in which compensation payable pursuant to this Agreement would be subject to the income tax under Section 409A of the Code if the definition of “Change of Control” as set forth in the Plan were to apply, but would not be so subject if the term “Change of Control” were defined therein to mean a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control as defined in the Plan, and (2) a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5).

c.	With respect to Section 6(e)(ix) of the Plan, the vesting of Restricted Units shall accelerate only to the extent as determined in accordance with Section 4(a) of this Agreement.

5.	Withholding. The Company or one of its Affiliates (including the Partnership) will withhold any taxes due from Participant’s grant as the Company or an applicable Affiliate determines is required by law, which, in the sole discretion of the Compensation Committee of NuStar GP, may include withholding a number of Restricted Units or the Partnership Units issuable thereunder otherwise payable to Participant.

6.	Acceptance and Acknowledgement. Participant hereby accepts and agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and any subsequent amendment or amendments thereto, as if it had been set forth verbatim in this Converted Award Agreement. Participant shall be deemed to have timely accepted this Agreement and the terms hereof if Participant has not explicitly rejected this Agreement in writing to the Company within sixty (60) days after the date of this Agreement. Participant hereby acknowledges receipt of a copy of the Plan, this Agreement and Appendix A. Participant has read and understands the terms and provisions thereof, and accepts the Restricted Units and DERs subject to all of the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon payment of DERs and/or the vesting or settlement of the Restricted Units or disposition of the underlying Partnership Units and that Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

7.	Plan and Appendix Incorporated by Reference. The Plan and Appendix A are incorporated into this Agreement by this reference and are made a part hereof for all purposes.

8.	Restrictions. This Agreement and Participant’s interest in the Restricted Units and the DERs covered by this Agreement are of a personal nature and, except as expressly provided in this Agreement or the Plan, Participant’s rights with respect thereto may not be sold, mortgaged, pledged, assigned, alienated, transferred, conveyed or otherwise disposed of or encumbered in any manner by Participant. Any such attempted sale, mortgage, pledge, assignment, alienation, transfer, conveyance, disposition or encumbrance shall be void, and the Company and its Affiliates (including the Partnership) shall not be bound thereby.

NUSTAR GP HOLDINGS, LLC

By:
Bradley C. Barron
President & Chief Executive Officer

NUSTAR GP, LLC

By:
Bradley C. Barron
President & Chief Executive Officer

NUSTAR SERVICES COMPANY LLC

By:
Bradley C. Barron
President & Chief Executive Officer

APPENDIX A

1.	No Guarantee of Tax Consequences. None of the Board, the board of directors of NuStar GP, the Company or any Affiliate of any of the foregoing (including the Partnership) makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to Participant (or to any person claiming through or on behalf of Participant) or assumes any liability or responsibility with respect to taxes and penalties and interest thereon arising hereunder with respect to Participant (or to any person claiming through or on behalf of Participant).

2.	Section 409A of the Code. This Agreement is intended to either comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Participant’s entitlement to a series of payments under this Agreement shall be treated as an entitlement to a series of separate payments. Notwithstanding any other provision of the Plan or this Agreement to the contrary, if Participant is a “specified employee” under Section 409A of the Code, except to the extent permitted thereunder, no benefit or payment that is not otherwise exempt from Section 409A of the Code (after taking into account all applicable exceptions thereunder, including to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made to Participant under this Agreement on account of Participant’s “separation from service,” as defined in Section 409A of the Code, until the later of the date prescribed for payment in this Agreement and the first (1st) day of the seventh (7th) calendar month that begins after the date of Participant’s separation from service (or, if earlier, the date of death of Participant). Any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.

3.	Successors and Assigns. The Company or any of its Affiliates (including the Partnership) may assign any of its rights under this Agreement. This Agreement shall be binding and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Units and/or DERs may be transferred by will or the laws of descent or distribution.

4.	Governing Law. The validity, construction and effect of this Agreement shall be determined by the laws of the State of Texas without regard to conflict of laws principles.

5.	No Rights as Unitholder. Neither Participant nor any person claiming by, through or under Participant with respect to the Restricted Units or DERs shall have any rights as a unitholder of the Partnership (including, without limitation, voting rights) unless and until the Restricted Units vest and are settled by the issuance of Partnership Units.

6.	Amendment. The Compensation Committee of NuStar GP has the right to amend, alter, suspend, discontinue or cancel this Agreement, the Restricted Units and/or DERs; provided, that no such amendment shall adversely affect Participant’s material rights under this Agreement without Participant’s consent.

7.	No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon Participant any right to be retained in any position, as an Employee or Director of the Company or any Affiliate thereof (including the Partnership). Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or any Affiliate thereof (including the Partnership) to terminate Participant’s service at any time, with or without Cause.

8.	Notices. Any notice required to be delivered to the Company, NuStar GP or NuStar Services Company LLC under this Agreement shall be in writing and addressed to the Secretary at the Company’s principal offices. Any notice required to be delivered to Participant under this Agreement shall be in writing and addressed to Participant at Participant’s address as then shown in the records of the Company. Any party hereto may designate another address in writing (or by such other method approved by the Company) from time to time.

9.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by such party to the Compensation Committee of NuStar GP for review. The resolution of such dispute by the Compensation Committee of NuStar GP shall be final and binding on the parties hereto.

10.	Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

11.	Claw-back Policy. Each Converted Award (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Converted Award or upon the receipt or resale of any Partnership Units underlying such Converted Award) shall be subject to the provisions of any claw-back policy implemented by, as applicable, the Company or any Affiliate thereof (including the Partnership), including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.